Exhibit 4.1

                              CONSULTING AGREEMENT

         AGREEMENT, made this 5th day of November 2005 by and between Insynq, Inc. (hereinafter the "Company") having its principal place of business at 1127 Broadway Plaza, Suite 202, Tacoma, WA 98402, and Cliff Mastricola., (hereinafter the "Consultant"), having his principal place of business at 2190 Carmel Valley Road, Del Mar, California 92014. The Agreement will become effective on the first day the consultation commences.

         WHEREAS, the Company desires to retain the Consultant for consulting services in connection with the Company's business affairs on a non-exclusive basis, and the Consultant is willing to undertake to provide such services as hereinafter fully set forth:


                                   WITNESSETH


         NOW THEREFORE, the parties agree as follows:

1. NATURE OF SERVICES: The Company hereby engages the Consultant to render the services hereinafter described during the term hereof (it's being understood and agreed that the Consultant is free tender the same or similar services to any other entity selected by it):

(a) Consult with the Company concerning on-going strategic corporate planning, including any revision of the Company's business plan.

(b)               Render advice with respect to leasing.

(c) Assist in negotiation of contracts with suppliers and major customers when so required by the Company.

(d) Consult with and advise the Company with regards to potential mergers and acquisitions, whether the Company be the acquiring Company or the target of acquisition.

(e) Review press releases whenever appropriate to be made available to the press in general, customers, suppliers and selected NASD broker/dealers, financial institutions, and the Company's shareholders.

(f) Evaluate the Company's managerial, marketing and sales requirements


2. RESPONSIBILITIES OF THE COMPANY: The Company shall provide the Consultant with all financial and business information about the Company as reasonably requested by the Consultant in a timely manner. In addition, executive officers and directors of the Company shall make themselves available for personal consultations either with the Consultant and/or third party designees, subject to reasonable prior notice, pursuant to the request of the Consultant.

3. COMPENSATION: For corporate advisory services, due diligence and other services which will be provided to the Company from time to time over the course of our
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                  engagement, the parties mutually agree that the Consultant will be entitled to the following compensation:

(a) For business development, strategic planning and other consulting work to be accomplished, the Company will pay a fee at the signing of this agreement 85,000,000 free trading, unrestricted shares of Common Stock of the Company. The Company hereby irrevocably agrees not to circumvent, avoid, bypass or obviate directly or indirectly, the intent of this Agreement, to avoid payment of fees, in any transaction with any corporation, partnership or individual, introduced by the Consultant to the Company in connection with any project, or any other transaction involving any products, transfers or contracts, or third party assignments thereof.


4. EXPENSES: The Company shall also reimburse the Consultant for actual out-of pocket expenses including, but not limited to, facsimile, postage, printing, photocopying, and entertainment, incurred by the Consultant without the prior consent of the Company and in connection with the performance by the Consultant of its duties hereunder, the Company and in connection with the performance by the Consultant of its duties hereunder, the Company shall also reimburse the Consultant for the costs of all travel and related expenses incurred by the Consultant in connection with the performance of its services hereunder, provided that all such costs and expenses have been authorized, in advance, by the Company, and the Consultant shall not expend more than $1,000.00 for expenses without the prior written approval of the Company.

5. OTHER SERVICES AND COMPENSATION: The Consultant may, from time to time during the term hereof, present to the Company potential merger or acquisition candidates. In the event of the Company consummates a business combination with any such Company presented by the Consultant (whether the Company is acquiring Company or the target Company or survives or does not survive a merger), the Company will pay to the Consultant a fee in accordance with the generally accepted industry standards (the Lehman Formula) or as may otherwise be agreed upon between the Consultant and the Company in advance. In case of termination of this Agreement or conclusion thereof, these terms and conditions of this Section 6 will survive and be in full effect for a period of three (3) months from the termination or conclusion of this Agreement.

6. INDEMNIFICATION: The Parties agree to indemnify and hold harmless each other and their affiliates, and their respective officers, director, employees, agents and controlling persons (The Parties and each such other persons and entities being an "Indemnified Party" for the purposes of this section) from and against any and all losses, claims, damages, and liabilities to which such Indemnified Party may become subject under any applicable federal or state law, or otherwise related to or arising out of any transaction contemplated by this Agreement and the performance by the Consultant of the services contemplated by this Agreement, and all reasonable expenses (including reasonable counsel fees and expenses) as they are incurred in connection the investigation of, preparation for or defense of any pending or threatened claim or any action or proceeding arising therefrom, whether or not such Indemnified Party is a party thereto; provided that the other party shall not be liable for any of the foregoing to the extent they arise from the gross negligence or willful misconduct of the Indemnified Party. The Indemnified Party shall promptly notify the Party from which it is seeking indemnification, in writing, of any such loss, claim, damage or liability as it is incurred and provide such Party with the opportunity to defend against or settle such matter with counsel of its choice. Any Party against whom indemnification may be sought shall not be liable to indemnify or provide contribution for any settlement effected without the indemnifying party's prior written consent. In the event that the foregoing indemnity is unavailable or insufficient to hold any Indemnified Party harmless, then the other party shall contribute to the amounts paid or payable by such Indemnified Party in respect of such losses, claims in such proportion as is appropriate to reflect not only the relative benefits received by the Parties, but also the relevant fault of each Party, as well as any other relevant equitable considerations.

7. COMPLETE AGREEMENT: This Agreement contains the entire Agreement between the parties with respect to the contents hereof supersedes all prior agreements and understandings between the parties with the respect to such matters, whether written or oral. Neither this Agreement, nor any term or provisions hereof may be changed, waived, discharged or amended in any manner other than by any instrument in writing, signed by the party against which the enforcement of the change, waiver, discharge or amendment is sought.

8. COUNTERPARTS: This Agreement may be executed in two or more counterparts, each of which shall be an original but all of which shall constitute one Agreement.

9. SURVIVAL: Any termination of this Agreement shall not, however, affect the on-going provisions of this Agreement which shall survive such termination in accordance with their terms.

10. DISCLOSURE: Any financial advice rendered by the Consultant pursuant to this Agreement may not be disclosed publicly in any manner without the prior written approval of the Consultant, unless required by law or statute or any court, governmental or regulatory agency. All non-public information given to the Consultant by the Company will be treated by the Consultant as confidential information and the Consultant agrees not to make use of such information other than in connection with its performance of this Agreement, provided however that any such information may be disclosed if required by any court or governmental or regulatory authority, board or agency. "Non-public information" shall not include any information which (i) is or becomes generally available to the public other than as a result of a disclosure by the Consultant; (ii) was available to the Consultant prior to its disclosure to the Consultant by the Company, provided that such information is not known by the Consultant to be subject to another confidentiality agreement with another party; or
                  (iii) becomes available to the Consultant on a non-confidentiality basis from a source other than the Company, provided that such source is not bound by a confidentiality agreement with the Company.

11. NOTICE: Any or all notices, designations, consents, offers, acceptance or other communication provided for herein shall be given in writing and delivered in person or by registered or certified mail, return receipt requested, directed to the address shown below unless notice of a change of address is furnished:

                           If to Consultant:

                                    Cliff Mastricola
                                    2190 Carmel Valley Road
                                    Del Mar, CA 92014
                                    Attention: Cliff Mastricola

                           If to Company:

                                    Insynq, Inc.
                                    1127 Broadway Plaza, Suite 202
                                    Tacoma, WA 98402
                                    Attn: John P. Gorst

12. SEVERABILITY: Whenever possible, each provision of Agreement will be interpreted in such manner as to be effective and valid under applicable law. If any provision of this Agreement is held to be invalid, illegal or unenforceable provision had never been contained herein.

13.               MISCELLANEOUS:

(a) Except as provided in Section 7, neither the Consultant nor its affiliates. Or their respective officers, directors, employees, agents or controlling persons shall be liable, responsible or accountable in damages or otherwise to the Company or its affiliates, or their respective officers, directors, employees, agents or controlling persons for any act or omission performed or omitted by the Consultant with the respect to the services provided by its pursuant or otherwise relating to or arising out of this Agreement.

(b) All final decisions with the respect to consultation, advice and services rendered by the Consultant to the Company shall rest exclusively with the Company, and Consultant shall not have any right or authority to bind the Company to any obligation or commitment.

(c) The parties hereby agree to submit any controversy or claim arising out of or relating to this Agreement to final binding arbitration administered by the American Arbitration Association ("AAA") under its Commercial Arbitration Rules, and further agree that immediately after the filing of a claim as provided herein they shall in good faith attempt mediation in accordance with the AAA Commercial Mediation Rules; provided, however, that the proposed mediation shall not interfere with or in any way impede the progress of arbitration. The parties also agree that (i) the AAA Optional Rules for Emergency Measures of Protection shall apply to any proceedings initiated hereunder; (ii) the arbitrator shall be authorized and empowered to grant any remedy or relief, which the arbitrator deems just and equitable in nature, including, but not limited to, specific performance, injunction, declaratory judgment and other forms of provisional relief in addition to a monetary award; (iii) the arbitrator may make any other decisions including interim, interlocutory or partial findings, orders and awards to the full extent provided in Rule 45 of the Commercial Arbitration Rules; and (iv) the arbitrator shall be empowered and authorized to award attorneys' fees to the prevailing party in accordance with Rule45 (d).

(d) This Agreement and the legal relations among the parties hereto shall be governed by and construed in accordance with the laws of the State of Washington without regard to the conflicts of laws principals thereof or the actual domiciles of the parties. Any arbitration or mediation inherited by the parties as provided herein shall be filed and maintained exclusively with the American Arbitration Association's offices located in Seattle, WA and the parties further agree that the provisions of paragraph 8, above, may be enforced by any court of competent jurisdiction, and the party seeking enforcement shall be entitled to and award of all costs, fees and expenses, including attorneys' fees, to be paid by the party against whom enforcement is ordered.



Agreed and accepted on November, 5th, 2005 by and between:


INSYNQ, INC.                                                  CLIFF MASTRICOLA



BY: /s/ John P. Gorst                                 BY: /s/ Cliff Mastricola
        John P. Gorst, Chairman/ CEO                          Cliff Mastricola